Exhibit 10.1

ASHWORTH, INC.

2000 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective as of the Option Grant Date set forth below, by and between Ashworth, Inc., a Delaware corporation (the “Company”), and    (“Optionee”). Terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Company’s 2000 Equity Incentive Plan (the “Plan”). The parties agree as follows:

1. Governing Plan. Optionee has received a copy of the Plan. This Agreement is subject in all respects to the applicable provisions of the Plan, which are incorporated herein by reference. In the case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control.

2. Grant of Option. The Company hereby grants to Optionee a stock option (the “Option”) to purchase shares of the Company’s Common Stock upon the following terms and conditions:

Option Grant Date:

Type of Option (Incentive/Nonqualified):

Maximum Number of Shares of Common Stock Issuable Upon Exercise of Option:

Purchase Price Per Share:

Vesting Schedule:

Term of Option:

3. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made or to be performed wholly within the State of California.
IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement effective as of the Option Grant Date.

The Company:	Optionee:

By:

Terence Tsang	Name:
Executive Vice President & CFO	Title: